EXHIBIT 99.4
FINANCIAL GUIDANCE SUMMARY
2006 Financial Guidance*
(in millions, except per share amounts)

	Year Ended
	December 31, 2006
	Range
Revenue	$229.0	$238.0

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”)	47.0	50.0

Adjusted EBITDA per diluted common share	$0.80	$0.85

Interest income	(4.9)	(5.2)
Depreciation and amortization	18.8	18.2
Non-cash advertising	7.5	7.3
Non-cash stock-based compensation	27.5	27.5	(a)
Income tax provision	2.0	2.0

Net income (loss)	$(3.9)	$0.2

Net income (loss) per common share:
Basic	$(0.07)	$0.00

Diluted	$(0.07)	$0.00

Weighted-average shares outstanding used in computing net income (loss) per common share:
Basic	56.1	56.1
Diluted	56.1	59.0

(a)	Includes approximately $24.0 or $0.41 to $0.43 per share relating to the adoption of FAS 123R on January 1, 2006.

*	Reflects our expectation that pending acquisition of Summex Corporation will be completed in the quarter ending June 30, 2006.

Supplementary 2006 Quarterly Guidance*
(in millions, except percentages and per share amounts)

	Quarter Ended		Quarter Ended		Quarter Ended
	June 30, 2006		September 30, 2006		December 31, 2006
	Range		Range		Range

Revenue	$53.0	$55.0	$60.0	$63.0	$66.0	$70.0

Net income (loss)	(3.9)	(2.8)	(0.7)	0.6	4.7	6.4
% of revenue	-7.4%	-5.1%	-1.2%	1.0%	7.1%	9.1%

Net income (loss) per common share:
Basic	$(0.07)	$(0.05)	$(0.01)	$0.01	$0.08	$0.11
Diluted	$(0.07)	$(0.05)	$(0.01)	$0.01	$0.08	$0.11

Weighted-average shares outstanding used in computing net income (loss) per common share:
Basic	56.1	56.1	56.1	56.1	56.1	56.1
Diluted	56.1	56.1	56.1	59.0	59.0	59.0

% of revenue
Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”)	15.0%	16.0%	22.0%	22.5%	29.0%	29.0%

Stock-based compensation expense	-13.9%	-13.3%	-12.8%	-12.2%	-8.2%	-7.9%

Interest, taxes, depreciation, amortization and non-cash advertising	-8.5%	-7.8%	-10.4%	-9.3%	-13.7%	-12.0%

Net income (loss)	-7.4%	-5.1%	-1.2%	1.0%	7.1%	9.1%

*	Reflects our expectation that pending acquisition of Summex Corporation will be completed in the quarter ending June 30, 2006.